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                                                                 EXHIBIT 3.01(C)
                           CERTIFICATE OF AMENDMENT OF
              SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                 OF RADIUS INC.

                            A California corporation
           Charles W. Berger and Cherrie L. Fosco hereby certify that:
1. They are the duly elected and acting Chairman of the Board and Chief Executive Officer, and Secretary, respectively of Radius Inc., a California corporation.
2. Article III of the Sixth Amended and Restated Articles of Incorporation of said corporation are amended and restated to read in full as follows:
                                  "ARTICLE III

(A) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and Preferred Stock." The total number of shares of Common Stock that the corporation is authorized to issue is 100,000,000 shares. The total number of shares of Preferred Stock that the corporation is authorized to issue is 2,000,000 shares.
(B) DESIGNATION OF SERIES OF PREFERRED STOCK. The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of the corporation may designate, fix the number of shares of and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon, any wholly unissued series of Preferred Stock. As to any series of Preferred Stock, the number of shares of which is authorized to be fixed by the Board of Directors, the Board may, within any limits and restrictions stated in the resolutions of the Board originally fixing the number of shares constituting such series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Except as provided in these Articles or as otherwise required by law, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without further approval of the holders of Common Stock or Preferred Stock, or any series thereof."
    3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of said corporation.


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    4.    The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation entitled to vote with respect to the amendment is 18,147,099 shares of Common Stock. There are no shares of Preferred Stock issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Dated:    September 5, 1996.
                                        /s/ Charles W. Berger
                                        ---------------------------------------
                                        Charles W. Berger, Chairman of the
                                        Board and Chief Executive Officer

                                        /S/ Cherrie L. Fosco
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                                        Cherrie L. Fosco, Secretary


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